Exhibit 10.30

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the        day of June, 2003 by and between Premier Entertainment LLC (the “Company”) and Joseph Billhimer (the “Employee”). Hereafter, the Company and the Employee may be collectively referred to as “Parties”.

RECITALS

WHEREAS, the Company intends to develop, build and operate the Hard Rock Hotel & Casino - Biloxi in Biloxi, Mississippi (the “Resort”) on property east of the property presently known as the Beau Rivage Hotel & Casino; and

WHEREAS, in conjunction with the development, building and operation of the Resort, the Company is desirous of obtaining the services of Employee and Employee is desirous of being so employed by the Company, and each is willing to enter into this Agreement, all on the terms and subject to the conditions herein contained.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties (intending to be legally bound) hereby agree as follows:

1.             Recitals.  The above recitals are true, accurate and hereby incorporated in this Agreement as if fully set forth herein.

2.             Employment of the Employee.

(a)           The Company agrees to and hereby does employ the Employee, and the Employee accepts such employment and agrees to discharge faithfully, diligently and to the best of Employee’s abilities, the responsibilities of such employment on the terms and subject to the conditions herein provided.

(b)           The term of Employee’s employment hereunder shall commence as of July 1, 2003 (the “Start Date”), and shall terminate on July 1, 2008 (the “Scheduled End Date”), unless terminated earlier as provided in Section 5 and 6 hereof.  The period of employment from the Start Date to and including the day before the Resort opens for public gaming shall be referred to as the “Pre-Opening Term” and the period of employment from the day the Resort opens for public gaming to and including the Scheduled End Date, shall be referred as the “Term”.

3.             Duties of the Employee.  During the Pre-Opening Term and the Term, the Employee shall:

(a)           Devote substantially all of Employee’s business time, loyalty and attention necessary to diligently carry out the duties of Employee’s employment hereunder, applying Employee’s best effort and skill for the benefit, and to promote the interests, of the Company; provided, however, any business time not spent on Company matters shall not interfere with Employee’s duties to Company hereunder nor conflict with the terms of this Agreement; and

(b)           Act as the Resorts’ President and Chief Operating Officer for the Company and perform such services and assume such duties and responsibilities as are assigned to Employee by a manager selected by the Board of the Company (“Manager”), or the Board of the Company which are consistent with the position of President and Chief Operating Officer, and including, but not limited to, development and implementation of a pre-opening and annual general business plan for the Resort, the operational policies and procedures for the Resort, including all regulatory requirements necessary for the operation of the Resort, and (subject to the prior approval of the Board of the Company, which approval will not unreasonably be withheld or delayed) the hiring of all executive and management level employees for the Resort each of whom shall report directly to or, in Employee’s sole discretion, indirectly to Employee; and

(c)           Report directly to the Manager and the Board of Company; and

(d)           Subject to subsection 3(g) below, have full power and authority to execute contracts and sign checks in the ordinary course of the Company’s business on a basis consistent with the ordinary course of a prudently managed and operated business substantially similar to the Company, and, upon advance notice to the Manager, open any bank account on behalf of or for the Company, and other such administrative and ministerial functions on behalf of the Resort; and

(e)           Train a qualified employee of the Company to perform Employee’s functions for the Company during such time or times as Employee is on vacation or not at work as a result of illness or holiday (as contemplated by Section 4(b) hereof); and

(f)            Adhere to and comply with: (i) all local, state and federal laws, rules and regulations applicable to Employee in the conduct of his employment duties and responsibilities with and for the Company, and use his best efforts to ensure the Company is in compliance with such laws, rules and regulations, and (ii) the policies, rules and regulations of the Company (including any employee handbook of the Company), which may be adopted and changed from time to time by directive of the Board of the Company; and

(g)           Notwithstanding the foregoing, it is expressly understood as a limitation of Employee’s authority, Employee shall not perform or do any of the following acts without first obtaining the express written approval of the Board of the Company: (i) change the Employee’s compensation, bonus or benefits as set forth herein or any of the other terms or provisions of this Agreement; (ii) increase, decrease or otherwise vary the salary or benefits of any employee of the Company in excess of ten percent (10%) of the base salary of any such employee for each calendar year; (iii) execute contracts or sign checks outside of the ordinary course of the Company’s business (as such business is defined in Section 3(d) hereof); (iv) negotiate or execute any agreement with any employee or consultant for the Company involving aggregate compensation of One Hundred Thousand Dollars ($100,000) or more during any calendar year; (v) negotiate or execute any single agreement (whether for the purchase of goods, services, or otherwise) for the Company, including amendments and modifications thereto, involving an aggregate amount of One Million Dollars ($1,000,000) or more during the life of such agreement; or (vi) negotiate or execute contracts or sign checks involving an amount of more than Five Hundred Thousand Dollars ($500,000) in the aggregate for any calendar month; and

(h)           Review, understand and comply with, on behalf of the Company, the following documents executed by the Company with either Hard Rock Hotel Licensing, Inc. or Hard Rock Cafe International (STP), Inc., as applicable: (1) License Agreement, (2) Memorabilia Lease, (3) Lease Agreement (Cafe), and (4) Lease Agreement (Retail Store), copies of which will be furnished to the Employee as soon as available.

4.             Compensation.  As complete compensation and in consideration of the performance of services by the Employee and Employee’s observance of the provisions of this Agreement, the Company agrees to pay or provide, and Employee agrees to accept, the following:

(a)           Salary.  During the Pre-opening Term, the Company shall pay to Employee, at least on a semi-monthly basis a salary at an annualized rate of Three Hundred Sixty Thousand and No/100 Dollars ($360,000.00) (“Pre-Opening Salary”), subject to withholding of any applicable taxes.  Commencing with the opening of the Resort to the public for gaming, Pre-Opening Salary shall cease and the base salary of Employee shall commence at an annualized rate of Three Hundred Thousand and No/100 Dollars ($300,000.00) (“Base Salary”), less applicable withholding and taxes, payable in accordance with the normal payroll practices of the Company.  Thereafter, Base Salary may be reviewed from time to time, but at least annually for increases as determined by the Board of the Company.

(b)           Benefits.  During the Pre-Opening Term and the Term, Employee shall be entitled to twenty (20) business days of paid vacation per annum from and after the Start Date (at such time or times as is reasonably agreed upon by the Parties), seven (7) paid holidays annually, and three (3) paid sick days annually; provided, however, the Employee shall only be entitled to ten (10) business days vacation for the 2003 calendar year.  Vacation pay shall be non-cumulative and to the extent not taken shall not be compensated.  In addition, during the Pre-Opening Term and the Term, Employee (including the immediate family of Employee) shall be entitled to medical (including dental and vision) and hospitalization insurance or reimbursement therefore that is substantially similar to coverage currently in place for Employee and his immediate family at his current place of employment, as further described in Exhibit “A”, attached hereto and hereby incorporated as if fully set forth, and participation in any Company retirement programs such as a 401k.  The Company further agrees to waive any eligibility period otherwise applicable to any insurance coverage required under this provision (to the extent that the applicable insurance company is able to do so) or reimburse Employee for COBRA coverage until Employee and his immediate family qualify for coverage under the Company’s plan, and to provide during the Term and, as soon as reasonably practicable, the Pre-Opening Term, a life insurance policy in the amount of $1,000,000.00 covering Employee with a beneficiary to be named by Employee.  Employee acknowledges that Company may, in its sole discretion, obtain key-man life insurance on the life of the Employee, naming the Company as the beneficiary, and the Employee shall cooperate with the Company in obtaining such life insurance policy, including, without limitation, submitting to a physical exam (and, if applicable, blood and urine samples), providing information on past health condition, and completing reasonably required paperwork required by the insurance company.  The Company will reimburse Employee for COBRA coverage, if necessary, until an established health plan is put in place by Company.

(c)           Business Expenses.  The Company shall provide Employee with a company credit card carrying a credit limit of at least $20,000.00, which shall be used for expenses incurred in connection with the proper performance of Employee’s duties hereunder.  Company will also promptly reimburse Employee for other business expenses reasonably and actually incurred by the Employee in connection with the performance of Employee’s duties hereunder, upon submission of reasonable written verification or receipts documenting such expenses, including, but not limited to, cell phone charges and fees or membership dues charged by civic or private clubs approved by Manager for Employee’s membership.

(d)           Automobile Allowance.  In addition to any other payments provided for herein, during the Pre-Opening Term and the Term, Employee shall be paid $500.00 monthly as and for expenses related to the operation of an automobile for personal use.  If Employee at any time intends to use such automobile for any business purposes, Employee shall cause his automobile insurance policy to cover the Company as an additional insured for general liability insurance.

(e)           Bonus.  Commencing ninety (90) days (quarterly) following the opening of the Resort for public gaming and at the conclusion of each ninety (90) day (quarter) period thereafter, in addition to Base Salary, Employee shall be paid an additional sum of money to the extent applicable (“Bonus”), based on the Resort’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), with such Bonus to be calculated cumulatively as follows:

Quarterly EBITDA	Bonus

$8,750,000 to 10,000,000	$25,000.00

$10,000,001 to 10,500,000	$6,250.00

$10,500,001 to 11,250,000	$8,750.00

$11,250,001 to 12,000,000	$9,375.00

$12,000,001 and above	$10,000.00

Furthermore, the Parties acknowledge and agree that because the economic seasonality of Resort’s business may cause fluctuation in Resort’s EBITDA from quarter to quarter, Employee shall have the opportunity to recapture quarterly Bonus’ not achieved where the annual EBITDA meets or exceeds certain levels.  For example, where Employee during a 12 month period only qualified for and was paid $25,000 for one quarter’s Bonus but where the EBITDA for that year was $40,000,000, then Employee would be paid an additional $75,000 ($100,000 less the $25,000 previously paid) Bonus. Such annual EBITDA levels, together with the annual Bonus (calculated cumulatively) payable to Employee, are as follows:

Annual EBITDA	Annual Bonus (less any Bonus paid Employee during the previous 4 quarters)

$35,000,000 to $40,000,000	$100,000.00

$40,000,001 to $42,000,000	$25,000.00 per $1,000,000 above $40,000,001 to $42,000,000

$42,000,001 to $45,000,000	$35,000.00 per $1,000,000 above $42,000,001 to $45,000,000

$45,000,001 to $48,000,000	$37,500.00 per $1,000,000 above $45,000,001 to $48,000,000

$48,000,001 and above	$40,000.00 per $1,000,000

Any Bonus payable under this Section 4(e) shall be paid within thirty (30) days following the close of books whether the period be quarterly or annually.

(f)            Bonus Adjustment and Discretionary Bonus.  In as much as the capital structure for the financing and development of the Resort has yet to be finalized as of the date hereof, the Company (through its Board) may determine in its sole discretion, to reduce EBITDA levels necessary for Bonus and or issue discretionary Bonus payments as the Company (through its Board) sees fit. The Company (through its Board) also reserves the right in its sole discretion, to recognize the effects of force majeur, as it may exist from time to time, on the operating business, and reduce EBITDA levels necessary for Bonus and or issue discretionary Bonus payments as the Company (through its Board) sees fit.

(g)           Calculation of EBITDA.  Any and all determinations or calculations of EBITDA for the purposes set forth herein shall be determined by the Company (through its Board) in consultation with its outside accounting firm.

(h)           Signing Bonus.  On July 16, 2003, the Company shall pay to the Employee a signing bonus in the amount of Twenty-Five Thousand Dollars ($25,000).

5.             Termination By Company.

(a)           For Cause.  The employment of Employee under this Agreement may be terminated by Company for Cause (as defined below) at any time, in which event, Company shall have no further liability to Employee hereunder except for the payment of any accrued but unpaid portion of Pre-Opening Salary and Base Salary through the date of termination of Employee’s employment and any other monies Employee is legally entitled to, if any, as a matter of right under Company’s written and established policies or benefit plans (which have been approved by the Board of the Company) as of the date of termination, which limited payment obligation shall survive such termination and the terms and provisions of Sections 8 through and including Section 21 hereof shall also survive.  For purposes hereof, the term “Cause” includes any one or more of the following:

(i)            Employee’s fraud, dishonesty, theft, deceit, willful misconduct, or gross or persistent negligence in the performance of his duties hereunder, including, without limitation, willful failure to perform such duties as may properly be assigned him hereunder, and his act of quitting or resigning his employment except where Employee terminates this Agreement for any of the reasons specified below in Sections 6(ii) through 6(v); provided, Employee must give Company at least thirty (30) days prior written notice before quitting or resigning his employ with Company; or

(ii)           Employee’s material breach of any provision of this Agreement applicable to Employee; provided, however, if the Company shall have actual knowledge of the Employee’s breach of Sections 3(a), 3(b), 3(c) (but in no way does the inclusion of subsection (c) herein diminish the Employee’s obligation to report only to the Manager and the Board of the Company), 3(e), 3(f) or 3(h) hereof, the Company shall provide written notice to Employee reasonably describing such claimed breach and Employee shall have three (3) calendar days to cure such breach, to the extent such breach is capable of being cured; or

(iii)          Employee’s failure to make timely application and qualify (or, after having so qualified, being thereafter disqualified) under any gaming suitability or licensing requirement to which Employee may be subject by reason of his position with Company; provided, however, if the Company believes the Employee is not being timely in such application (to the extent applicable), the Company shall provide written notice to Employee reasonably describing such claimed breach and Employee shall have three (3) calendar days to cure such breach, to the extent such breach is capable of being cured; or

(iv)          A termination of this Agreement by the Company that follows a request by Employee that he be permitted to cancel or terminate this Agreement before the expiration of the Term except where Employee terminates this Agreement for any of the reasons specified below in Sections 6(ii) through 6(vi); or

(v)           Employee’s willful or intentional violation of any applicable law or regulation that actually causes or is reasonably likely to cause an adverse effect on the Company, its assets, financial condition, or business as reasonably determined by the Board of the Company in good faith upon consultation with outside legal counsel; or

(vi)          Habitual intoxication or drug addiction that adversely effects Employee’s job performance and duties hereunder or the reputation or best interests of the Company; or

(vii)         Employee’s breach of a fiduciary duty to the Company for personal profit or gain of Employee or Employee’s family or affiliates, or any other conflict of interest or self-dealing by Employee involving or relating to the Company; provided, however, if the Company shall have actual knowledge of the Employee’s breach, the Company shall provide written notice to Employee reasonably describing such claimed breach and Employee shall have three (3) calendar days to cure such breach, to the extent such breach is capable of being cured; or

(viii)        Employee’s Disability.  As used herein, the term “Disability” shall mean a physical or mental illness, incapacity or disability (as verified by a licensed physician in good standing selected by Company) preventing the Employee from satisfactorily performing his duties hereunder for ninety (90) calendar days in any consecutive one-hundred twenty (120) calendar day period.

(b)           Death of Employee.  This Agreement shall automatically terminate and the Company relieved of any liability thereunder in the event of Employee death, provided, however, Company shall remain obligated to discharge the obligation specified above in Section 5(a); provided, further, Employee’s heirs and legal beneficiaries shall have no further rights or claims against the Company.

6.             Severance Allowance and Termination By Employee.  If any of the events specified below in Subsections 6(i) through 6(v) occur during the Pre-Opening Term or the Term, the Company shall, at the sole and absolute discretion of Employee, pay and / or provide to Employee a “Severance Allowance” as hereinafter defined.  Additionally, where below listed events 6(ii), 6(iii),
6(iv), or 6(v) occur during the Pre-Opening Term or the Term, the Employee shall also be entitled to terminate this Agreement; provided, however, Sections 8, 9, 10, 11, 13, 14, 16, 17, 18, 20, 21 and 22 hereof shall survive any such termination; provided, further, the duration of the identified one (1) year non-compete set forth in Section 9(a)(iv) hereof shall be reduced to only one (1) month (the “One-Month Non-Compete Limitation”).

(i)            Employee is terminated by the Company for any reason other than as specified above in Section 5 hereof;

(ii)           Employee’s duties or position/title with the Company, as set forth under Sections 3(b), (c) or (d) hereof, diminish in any material respect after the Employee complains in writing to the Company of such claimed diminishment and the Company does not cure such issue within fifteen (15) days thereof;

(iii)          Employee’s Pre-Opening Salary or Base Salary is reduced (excluding reductions due to withholdings of any applicable taxes) or the Pre-Opening Salary or Base Salary, or, to the extent applicable, Bonus is not paid in a timely manner if and when due as provided in this Agreement, subject to a five (5) day cure period and good faith delays as a result of disagreements over applicable calculations;

(iv)          The Company breaches any provision of this Agreement applicable to it in any material respect after written notice reasonably describing such claimed breach is provided by Employee to Company and Company is provided with a reasonable opportunity to cure such breach, which in any event shall be no less than a thirty (30) calendar day period; and

(v)           The Company is acquired by (whereby at least sixty percent (60%) of the total issued and outstanding equity of the Company is sold in such transaction) or merges with any other person or entity which is not an affiliate of the Company or an affiliate of the current equity-holder(s) of the Company (unless Employee, in his sole and absolute discretion, decides to be employed or hired by any such acquirer or merger partner in any capacity whatsoever, whether employee, officer, manager, consultant, or otherwise).

For the purpose of this Agreement, the term Severance Allowance shall be defined as and shall be limited to only the following (and, notwithstanding the foregoing, Employee shall only be entitled to the following if Employee signs a general release in form and substance satisfactory to the Company in its sole (but reasonable) determination):

(a)           In addition to any accrued but unpaid Pre-Opening Salary and Base Salary, an amount equal to the Pre-Opening Salary and Base Salary payable for the remainder of the Pre-Opening Term and Term, i.e. from the date of termination to and including the Scheduled End Date.  However, in no event shall the sum payable hereunder be less than the Base Salary of Employee multiplied by 1.5.

(b)           In addition to any accrued but unpaid Bonus, to the extent applicable, an amount equal to the Bonus otherwise payable, if at all, for the remainder of the Term, i.e. from the date of termination to and including the Scheduled End Date.

(c)           An automobile allowance, as set forth in Section 4(d) for the remainder of the Pre-Opening Term and Term, i.e. from the date of termination to and including the Scheduled End Date; provided, however, such allowance shall cease upon Employee’s commencement of employment with another employer or consulting relationship with a third party that provides the Employee with substantially similar compensation and medical benefits as set forth herein.

(d)           The medical benefits specified in Section 4(b) will be provided to Employee through the Scheduled End Date to the extent the Company’s insurance company agrees to do so, or in lieu of carrying Employee and his immediate family on any Company health insurance plan, Company shall reimburse Employee and his immediate family for the actual out-of-pocket cost actually incurred with obtaining substantially the same coverage as provided to Employee under this Agreement; provided, however, all such benefits shall cease upon Employee’s commencement of employment with another employer or a consulting relationship with a third party that provides the Employee with substantially similar compensation and medical benefits as set forth herein.

(e)           If Employee at any time during the 12 month period following termination moves or relocates for more than a six-month period, at least 20 miles away, from Harrison County, Mississippi for any reason, Employee shall be paid up to $25,000,00 for moving or relocation expenses actually incurred upon Company’s receipt of written verification or receipts documenting such expenses; provided, however, fifty percent (50%) of such expenses shall be paid by the Company on the date of such move and the remaining fifty percent (50%) shall be paid, if applicable, at the end of such six-month period.

(f)            Sixty-five percent (65%) of the items (a) and (c) of this Section 6 shall be paid to Employee in a lump sum within one week following termination of the Agreement for any reasons specified above in Section 6(i) through 6(v) and the remaining thirty-five percent (35%) of such items will be paid, if at all, one year thereafter to ensure the Employee’s complete compliance with Sections 8 and 9 hereof.  Items (b) and (d) of this Section 6 shall be calculated and payable to Employee in the ordinary course of the Company’s business (and, if applicable, consistent with the Company’s established practice and/or consistent with this Agreement).

(g)           To the fullest extent permitted by applicable law, the payments contemplated by Section 6 hereof shall constitute the exclusive and sole remedy for any termination of Employee’s employment (whether pursuant to, or in violation of, the terms of this Agreement). Employee covenants not to assert or pursue any remedies, other than an action to enforce the payments specifically due to Employee under this Agreement, at law or in equity, with respect to any termination of employment, and shall execute a release and waiver on such reasonable terms and conditions as the Company may reasonably require as a condition of entitlement to such payments; provided, however, any such release that Employee is required to execute under this Section 6 shall not release the Company from any of its obligations under this Section 6.

(h)           The obligation and duties of the Parties specified above in this Section 6 shall survive any termination of this Agreement.

7.             Indemnification and Liability Insurance.

(a)           The Company agrees to indemnify, protect, defend and hold Employee harmless from and against all costs and expenses, including, without limitation, reasonable attorney fees and costs, liabilities, suits, actions, causes of action, demands, damages, assessments, fines, penalties, charges, administrative and judicial proceedings, orders, judgments, and losses (collectively, “Losses”), directly or indirectly arising from or attributable to, in whole or in part, the Company’s employment of Employee as contemplated in this Agreement; provided, however, the Company shall have no such indemnification obligation if any such Losses are a result of the gross negligence, bad faith or willful misconduct by the Employee or the breach of this Agreement by Employee.

(b)           The Company shall obtain D&O/E&O insurance for its officers and Board members, in reasonable and prudent amounts upon consultation with Company’s insurance agent (as soon as reasonably practicable), and Company agrees that Employee will be covered by such insurance for as long as Employee is employed by Company and for two years thereafter.

(c)           The provisions of this Section 7 shall survive any termination of this Agreement.

8.             Disclosure of Confidential Information.

(a)           Definition of Confidential Information.  For purposes of this Agreement, “Confidential Information” means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business and operations of the Company which has been expressly or implicitly protected by the Company or which, from all of the circumstances, the Employee knows or has reason to know that the Company intends or expects the secrecy of such information to be maintained (whether or not any such information is marked “Confidential”). Confidential Information includes, but is not limited to, business plans, strategies, projections, marketing plans, information contained in or relating to customer lists, contracts, account information, merchandising, selling, accounting, finances, know-how, trademarks, trade names, trade practices, trade secrets and other proprietary information of the Company.

(b)           Employee Shall Not Disclose Confidential Information.  The Employee shall not, during the Pre-Opening Term or the Term or at any time following the termination of Employee’s employment with the Company (whether by Employee or Company), use, show, display, release, discuss, communicate, divulge or otherwise disclose (whether directly or indirectly) Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of the Company.

(c)           Scope.  Employee’s covenant in Subsection 8(b) to not disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of the Company, its agents, lawyers or accountants, so long as those sources did not receive the information directly or indirectly as the result of Employee’s action or inappropriate or intentional inaction.

(d)           Title; Work for Hire.  (i) Any and all copyrights, patents, trade secrets, and other intellectual property rights and general intangibles associated with or relating to any ideas, concepts, programs, know-how, data, methods, techniques, inventions, processes, computer software, or works of authorship developed, used, developed or created by Employee during his employment with Company and that in any way relates to the business, assets or operation of the Company or the operation of a hotel or gaming facility (collectively, “Work Product”), shall belong exclusively to and be owned by Company and shall, to the fullest extent possible, be considered a work made by Employee for hire for Company within the meaning of Title 17 of the United States Code.  To the extent Work Product may not for any reason be considered work made by Employee for hire for Company, Employee hereby irrevocably and unconditionally assigns, transfers and conveys to Company any and all right, title, and interest Employee has in such Work Product, and upon creation of any Work Product Employee shall automatically assign, transfer and convey to Company, without any requirement of further consideration or action, any and all right, title, and interest Employee may have in such Work Product.  Upon Company’s request, Employee shall take all action, including, without limitation, the execution and delivery of instruments of conveyance and other documents and instruments, as may be appropriate to give full and proper effect to such assignments and as may be necessary or desirable to transfer, perfect, and defend Company’s ownership of such Work Product.

(ii)           Without limiting the foregoing, any and all trade secrets, improvements, documents, and other tangible or intangible property, relating in any way to the business, operations or assets of the Company which are conceived or generated by Employee or come into Employee’s possession during the employment period shall be and remain the exclusive property of the Company, and Employee agrees to return any and all documents, and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, contracts, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company, including, but not limited to, all documents which in whole or in part contain any Confidential Information of the Company which in any of these cases in Employee’s possession or under Employee’s control, to the Company upon the termination of Employee’s employment with the Company, or at such earlier time as the Company may request him to do so, and the Employee shall promptly certify in writing to the Company that Employee has returned all of such items to the Company.

(e)           Compelled Disclosures.  In the event a third party seeks to compel disclosure of Confidential Information by the Employee by judicial or administrative process, the Employee shall promptly notify the Manager or the Company of such occurrence and promptly furnish to such Manager or the Company a copy of the demand, summons, subpoena or other process served upon the Employee to compel such disclosure, and will permit the Company to assume, at its expense, but with the Employee’s cooperation, defense of such disclosure demand.  In the event that the Company refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial order is issued compelling disclosure of Confidential Information by the Employee, the Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

9.             Non-Solicitation: Restrictive Covenants.  (a) During the term of Employee’s employment, it is acknowledged that the Employee will obtain knowledge and familiarity with the operations of the Company, the conduct of its business, its operating and marketing procedures, the identity and requirements of its customers, suppliers and vendors, intellectual property, trade secrets, and other proprietary information, which must be safeguarded.  To protect the Company, the Employee agrees that during the term of Employee’s employment and for a period of one (1) year after the Employee’s date of termination of employment with the Company (subject to the One-Month Non-Compete Limitation set forth in Section 6 hereof), if this Agreement is terminated by the Company pursuant to Section 5 hereof, or mutually in writing by the Company and the Employee, to the furthest extent permitted by law, the Employee shall not directly or indirectly (except on behalf of and for the benefit of Company and its affiliates):

(i)            Solicit or otherwise encourage any employee, independent contractor, officer or consultant of the Company to terminate his or her employment or relationship (contractual or otherwise) with the Company, or to enter into employment with any other person or entity; or

(ii)           Induce, persuade or entice any material customer or supplier of Company, to terminate or cease its or their relationship (contractual or otherwise) with Company, or to enter into any relationship with any other person or entity engaged in a business in competition with Company; or

(iii)          In any way, slander, libel or through any other means take any action which is or is intended to be detrimental to the Company, its affiliates, business, officers, personnel or operations, except that the recitation of the truth shall be deemed to be an absolute defense of any such action hereunder; or

(iv)          Except for the Employee remaining employed with his current employer solely for a transition period not to exceed July 15, 2003, accept employment with or be employed in any capacity (whether officer, director, partner, manager, employee, shareholder, member, independent contractor, consultant or otherwise) by any company, firm or entity engaged in the same or substantially similar business of the Company anywhere in the counties of Hancock, Harrison, or Warren, within the State of Mississippi; provided, however, Employee may own up to, but not more than, a five percent (5%) equity interest in any entity whose stock is traded publicly on a national securities exchange.

(b)           The Employee agrees to and shall inform any business entity or other person that the Employee becomes associated with or employed by after the termination of the Employee’s employment with Company for any reason and for a period of one (1) year thereafter of all of the restrictions contained in Sections 8 and 9 hereof.

(c)           The Employee acknowledges and agrees to the reasonableness, applicability, scope and nature of the covenants contained herein, and further agrees that the time period and scope specified above are the appropriate, minimum and reasonable time and scope necessary to protect Company in the conduct of its business.  The Employee represents and warrants to Company that, in the event of enforcement of the provisions of this Section, the Employee’s experience and capabilities are such that the Employee can obtain employment not competitive with the business of Company sought to be protected hereunder, and that the enforcement of such covenants and representations hereunder by Company by way of injunction will not prevent the Employee from earning a livelihood.

(d)           The Employee shall not approach or assist any person or entity for any such purpose or action described in this Section 9 or authorize, encourage or cooperate with the taking of any such action by any other person or entity.  If any provision or part of this Agreement (including, without limitation, any restrictive covenant) is held to be unenforceable, the Employee and the Company agree to modify such provision (or restrictive covenant) or, that the court or arbitrator, as applicable, making such determination shall have the power to modify such provision (or restrictive covenant), to delete specific words or phrases, or, if applicable, reduce the duration or scope or area of such provision (“blue-penciling”), and in its reduced or blue-penciled form, such provision (or restrictive covenant) shall then be enforceable and shall be enforced.

(e)           The Employee and Company recognize that the services to be rendered by the Employee to Company are special and unique and of extraordinary character and that the Employee’s undertakings are essential to Company, and that, in the event of any breach or threatened breach by the Employee of the terms and conditions of this Agreement, including, but not limited to, the termination of the Employee’s employment with Company in order to perform services for any other person or entity in conflict with Section 9 or any other breach of any provision of this Agreement, Company will sustain losses which are not fully compensable by monetary damages.  Therefore, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin any such breach or threatened breach, and, in addition thereto, to obtain damages or enforce the specific performance of this Agreement by the Employee, or to obtain any combination of such remedies as the Company shall elect.

(f)            The Company shall have the right and remedy to bring legal action to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Improper Benefits”) derived or received by Employee as the result of any transaction constituting a breach of either Section 5(a)(i), (ii), (v) or (vii) hereof, and Employee hereby agrees to account for such Improper Benefits and promptly pay over all such Improper Benefits to the Company, in immediately available funds, without deduction or offset of any kind.  The Employee acknowledges and agrees that the Company shall have the right and remedy to collect from Employee, or have imposed against Employee as part of any necessary court or arbitration proceeding or collection action, any and all reasonable costs and expenses of enforcement or collection actually incurred by Company arising out of any breach of any such provisions of this Agreement by Employee, it being stipulated and acknowledged that Employee shall pay and be responsible for all such reasonable expenses of enforcement or collection, the same to include reasonable attorney fees, accountant fees, and court costs.

10.           Construction.  The parties to this Agreement and their counsel have mutually contributed to its drafting.  Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted.

11.           Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the Parties with respect to the employment of the Employee by the Company, and supersedes any prior understanding or agreement (oral or written) between the Parties relating thereto.  No amendment, waiver or modification of any provision of this Agreement shall be binding unless made in writing and signed by each of the Parties.

12.           Assignment.  This Agreement requires the personal services of and is not assignable by the Employee, and any such assignment or transfer that does not comply with this provision shall be void.  Except for an assignment by the Company to an affiliate of the Company or an affiliate of the current equity-holder(s) of the Company, this Agreement shall not be assignable or transferable to any other person or entity without the prior written consent of Employee, which consent may be withheld for any reason or no reason, and any such assignment or transfer that does not comply with this Section 12 shall be void.  Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, this Section 12), if the Company (or its affiliate thereof) or the requisite number of its equity-holders decides to sell the Company (or its affiliate) or all or substantially all of its assets, or enter into any recapitalization, merger, consolidation, or similar transaction, no consent or approval of any such transaction shall be required to be obtained from or by the Employee, and any such transaction may be consummated regardless of the disapproval of the Employee.

13.           Severability.  The provisions of this Agreement are severable, and if any one or more provisions shall be determined by a court of competent jurisdiction or arbitrator, as applicable, to be illegal or otherwise unenforceable, in whole or part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be valid, binding and enforceable.

14.           Binding Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the Company, and its successors and permitted assigns (subject to Section 12 hereof), and the rights and obligations of Employee under this Agreement shall inure to the benefit of Employee, and shall be binding upon, Employee and his heirs, personal representatives and estate.

15.           Notices.  Any notice to be given under this Agreement shall be in writing and personally delivered in writing or shall have been deemed duly given when received or within five (5) days of deposit in the United States mail, postage prepaid, registered or certified, return receipt requested, whichever is earlier.  If mailed to the Company, it shall be addressed to the Company at its principal place of business, and if mailed to Employee, it shall be addressed to him at his last known home address, or such other addresses as the Company or the Employee may hereafter designate in writing to the other.

16.           Waiver.  The failure of either Employee or the Company to enforce any provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted the Parties herein are cumulative, and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances (subject to Section 6(g) hereof).

17.           Choice of Law.  The Parties expressly agree that this Agreement and any dispute arising under this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Mississippi, without regard to conflicts of law principles.

18.           Arbitration.  All disputes or claims arising out of or in any way relating to this Agreement shall be submitted to and determined by final and binding arbitration under the American Arbitration Association’s Rules for the Resolution of Employment Disputes.  Arbitration proceedings may be initiated by either of the Parties to this Agreement upon prior written notice to the other and to the American Arbitration Association and shall be conducted by three (3) neutral and independent arbitrators in Biloxi, Mississippi; provided, however, that the Parties may mutually agree in writing following the giving of such notice to have the arbitration proceedings conducted with a single neutral and independent arbitrator.  The notice must specify in general the issues to be resolved in any such arbitration proceeding.  The arbitrators shall be selected by agreement of the Parties from a list of five (5) or more independent and neutral arbitrators proposed by the Parties.  If the Parties fail to agree on one (1) or more of the persons to serve as arbitrators within fifteen (15) days after delivery to the Parties of the list as proposed by the American Arbitration Association, then, at the request of either Employee or the Company, such arbitrators shall be selected at the discretion of the American Arbitration Association.  Where the arbitrators shall determine that an arbitration proceeding was commenced frivolously or without a basis or primarily for the purpose of harassment or delay, the arbitrators may assess that party the cost of such proceedings including reasonable attorneys’ fees incurred by the other party.  In all other cases, except as otherwise expressly provided in this Agreement, each of the Parties shall bear its own costs and its pro-rata share of the fees and expense charged by the arbitrators and the American Arbitration Association in connection with any arbitration proceeding.  Any award or equitable relief granted by the arbitrators shall be enforced in accordance with the appropriate provisions of Mississippi law and/or the Federal Arbitration Act, as applicable.  Notwithstanding the foregoing, nothing herein will prevent either of the Parties from seeking and obtaining equitable relief from a court of competent jurisdiction pending a final decision of the arbitrators and the proper filing of such decision with such court, in which event, each of the Parties, (a) consents and submits to the jurisdiction of the Courts of the State of Mississippi and of the Courts of the United States for a judicial district within the territorial limits of the State of Mississippi for all purposes of this Agreement; and (b) consents and submits to the venue of such action or proceeding in the City of Biloxi, Mississippi (or such judicial district of a Court of the United States as shall include the same).

19.           Signature Warranty.  The Company represents and warrants that the individual(s) executing this Agreement on behalf of the Company have all necessary power and authority to do so on behalf of the Company.

20.           Counterparts; Fax Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and which taken together shall constitute one and the same instrument.  A fax signature hereto shall be deemed to be as legally enforceable as signed original hereto.

21.           Employee’s Warranty.  (a) Employee represents and warrants to Company that: (i) he is not bound by any other agreement, whether written or oral, which would preclude him from entering into this Agreement and working for Company, and (ii) he will not utilize, in connection with his employment, any materials, confidential business information or trade secrets that may be construed as confidential or proprietary to any other person or entity.  If Employee breaches this warranty, Employee agrees to hold Company harmless from any and all costs and damages (including, but not limited to, reasonable attorney fees) actually suffered or incurred by Company in defending any lawsuit brought against it due to the employment of Employee or on account of any material, information or trade secrets improperly used by Employee.  Employee acknowledges that, in his decision to enter into this Agreement, Employee is not relying on any representation or warranty from or made by the Company or any of its managers, members or officers, other than those that are expressly provided in this Agreement.

22.           Guarantee of Payment.  Payment of the Pre-Opening Salary (up to the aggregate amount of $720,000.00) as and when due to the Employee as provided in this Agreement shall be jointly and severally guaranteed by Roy Anderson III, Gregg Giuffria and David Ross.

[Signature Pages Follow]

(b)           Employee acknowledges and agrees that he has had ample opportunity to read this Agreement in its entirety before his execution hereof, and that this Agreement is entered into voluntarily and without duress of any kind.  Employee acknowledges and agrees that he has been represented by independent legal counsel of his own choosing, and that Employee has read and fully understands the terms and provisions of this Agreement.

Executed this        of June, 2003

EMPLOYEE:	COMPANY:

/s/ Joseph Billhimer	PREMIER ENTERTAINMENT LLC
JOSEPH BILLHIMER
By: GAR, LLC

	By:	/s/ David S. Ross
David S. Ross

	By:	/s/ Gregg R. Giuffria
Gregg R. Giuffria

	By:	/s/ Roy Anderson III
Roy Anderson III

GUARANTY

WHEREAS a certain employment agreement of even date herewith (“Agreement”) will be executed by and between Premier Entertainment LLC (“Company”) and Joseph Billhimer (“Employee”) covering the terms of Company’s employment of Employee; and

WHEREAS the Employee, under the Agreement, requires as a condition to his execution of the Agreement that the undersigned jointly and severally guaranty payment of the Pre-Opening Salary (as that term is defined in the Agreement) with such sum so guaranteed being an initial amount not less than $720,000; provided, however, that such sum so guaranteed shall be reduced as and when Pre-Opening Salary is paid to Employee by an amount equal to the sum so paid; and,

WHEREAS the undersigned are desirous that Employee enter into the Agreement with Company;

NOW THEREFORE, in consideration of the execution of the Agreement by Employee and in inducement thereof, the undersigned hereby unconditionally guaranty payment of the Pre-Opening Salary (as that term is defined in the Agreement) with such sum so guaranteed being an initial amount not less than $720,000; provided, however, that such sum so guaranteed shall be reduced as and when Pre-Opening Salary is paid to Employee by an amount equal to the sum so paid.  The undersigned further agree as follows:

1.             This Guaranty will continue unchanged by any bankruptcy, reorganization or insolvency of Company or any successor or assignee thereof or by a disaffirmance or abandonment by a trustee of Company.

2.             The liability of the undersigned under the Guaranty shall be primary and that in any right of action, which shall accrue to Employee under Section 22 of the Agreement, Employee may, at his option, proceed against the

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undersigned without having commenced any action, or having obtained any judgment against Company.

3.             To pay Employee’s reasonable attorney fees and all costs and other expenses incurred in any collection or attempted collection or in any negotiations relative to the obligations hereby guaranteed or enforcing this Guaranty against the undersigned, individually and jointly.

4.             This Guaranty shall not be affected by Employee’s failure or delay to enforce any of its rights.

5.             This Guaranty survives any termination of the Agreement.

6.             The laws of the State of Mississippi shall govern the validity, construction, performance and effect of this Guaranty.

7.             All disputes or claims arising out of or in any way relating to this Guaranty shall be submitted to and determined by final and binding arbitration under the rules of the American Arbitration Association.  Arbitration proceedings may be initiated by either Employee or the undersigned upon notice to the other and to the American Arbitration Association and shall be conducted by three (3) arbitrators in Biloxi, Mississippi; provided, however, that Employee and the undersigned may agree following the giving of such notice to have the arbitration proceedings conducted with a single arbitrator.  The notice must specify in general the issues to be resolved in any such arbitration proceeding.  The arbitrators shall be selected by agreement of Employee and the undersigned from a list of five (5) or more arbitrators proposed by the Employee and the undersigned.  If the Employee and the undersigned fail to agree on one (1) or more of the persons to serve as arbitrators within fifteen (15) days after delivery to the Employee and the undersigned of the list as proposed by the American Arbitration Association, then, at the request of either Employee or the undersigned, such arbitrators shall be selected at the discretion of the American Arbitration Association.  Where the arbitrators shall determine that an arbitration proceeding was commenced frivolously or without a basis or primarily for the purpose of

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harassment or delay, the arbitrators may assess that party the cost of such proceedings including reasonable attorneys’ fees incurred by the other party.  In all other cases, Employee and the undersigned shall bear their own costs and its pro-rata share of the fees and expense charged by the arbitrators and the American Arbitration Association in connection with any arbitration proceeding.  Any award or equitable relief granted by the arbitrators shall be enforced in accordance with the provisions of Mississippi Statutes.  Notwithstanding the foregoing, nothing herein will prevent either the Employee or the undersigned from seeking and obtaining equitable relief from a court of competent jurisdiction pending a final decision of the arbitrators and the proper filing of such decision with such court, in which event, each of the Employee and the undersigned, (a) consents and submits to the jurisdiction of the Courts of the State of Mississippi and of the Courts of the United States for a judicial district within the territorial limits of the State of Mississippi for all purposes of this Agreement, including, without obligation or liability arising under or by reason hereof; and (b) consents and submits to the venue of such action or proceeding in the City of Biloxi, Mississippi (or such judicial district of a Court of the United States as shall include the same.).

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed as of the date of the Agreement.

/s/ Roy Anderson, III
Roy Anderson, III

/s/ Greg Giuffria
Greg Giuffria

/s/ David Ross
David Ross

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